UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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C&F FINANCIAL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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C&F Financial Corporation

802 Main Street

P.O. Box 391

West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 19, 2011, at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

/s/ Larry G. Dillon

Larry G. Dillon
Chairman, President & Chief Executive Officer

West Point, Virginia

March 15, 2011

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 19, 2011

The 2011 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on Tuesday, April 19, 2011, at 3:30 p.m. for the following purposes:

1.	To elect two Class III directors to the Board of Directors of the Corporation to serve until the 2014 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To approve, in an advisory, non-binding vote, the compensation of the Corporation’s executive officers disclosed in the Proxy Statement.

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2011.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2011, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Thomas F. Cherry

Thomas F. Cherry
Secretary

March 15, 2011

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

April 19, 2011

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 19, 2011, at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 2011.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to Be Held on April 19, 2011

The Notice of 2011 Annual Meeting of Shareholders, this Proxy Statement, form of proxy and the 2010 Annual Report to Shareholders are available on the internet at the following website: www.cffc.com/2011proxy.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder returns a signed proxy card but fails to specify how to vote his or her shares with respect to Proposals One, Two or Three set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One, FOR Proposal Two to provide advisory, non-binding approval of the compensation of the Corporation’s named executive officers, and FOR Proposal Three to ratify the appointment of Yount, Hyde & Barbour, P.C. (“YHB”) as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2011.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person. If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (757) 741-2200.

Voting Rights of Shareholders

Only those common shareholders of record at the close of business on March 1, 2011, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,125,416. The Corporation has no other class of voting stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even though less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

Approval of any other matter (including the non-binding advisory vote on executive compensation and the ratification of the Corporation’s independent registered public accountant) requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such a matter has been approved, and therefore will have no effect.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of YHB as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2011 is considered a routine matter, while the election of directors and the non-binding advisory vote on executive compensation are considered to be non-routine matters.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection. In addition, we may engage a proxy solicitor to assist in the solicitation of proxies to which we would pay customary fees and expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 1, 2011, the beneficial ownership of the Corporation’s common stock of each director and named executive officer and of all directors and executive officers of the Corporation as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
J. P. Causey Jr.	47,513	(2)	1.5%
Barry R. Chernack	14,766	(2)	*
Larry G. Dillon	75,993	(3)	2.4%
Audrey D. Holmes	12,550	(2)	*
James H. Hudson III	16,057	(2)	*
Joshua H. Lawson	42,586	(2)	1.4%
William E. O’Connell Jr.	15,633	(2)	*
C. Elis Olsson	13,745	(2)	*
Paul C. Robinson	16,629	(2)	*
Thomas F. Cherry	38,834	(4)	1.2%
Bryan E. McKernon	34,595	(5)	1.1%

All Directors and Executive Officers as a group (11 persons)	328,901		10.0%

*	Represents less than 1% of the total outstanding shares of the Corporation’s common stock.
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (“Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown.

(2)

Includes 10,500 shares each for Messrs. Causey, Chernack, Hudson, Lawson, O’Connell and Robinson and 7,500 shares each for Ms. Holmes and Mr. Olsson as to which they hold presently exercisable options. Also includes 1,525 shares each of stock restricted as to sale or other transfer for Messrs. Causey, Chernack, Hudson, Lawson, O’Connell, Olsson and Robinson and Ms. Holmes. A description of the plans under which these options and restricted shares of stock were issued is set forth below in “Director Compensation.” Also includes 3,720 shares held by Mr. Olsson’s minor children living in his household and 500 shares held in a family trust, of which Mr. Olsson is co-trustee, and with respect to which Mr. Olsson shares voting and investment power. Excludes 1,200, 297 and 1,247 shares held solely by Mr. Causey’s, Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Causey, Mr. Hudson and Mr. Olsson disclaim beneficial ownership; excludes 3,488 shares held solely by Ms. Holmes’ mother as to which Ms. Holmes disclaims beneficial ownership; and excludes 1,000 shares held solely by Mr. Robinson’s majority-age children living in his household as to which Mr. Robinson disclaims beneficial ownership.

(3)

Includes 29,000 shares for Mr. Dillon as to which he holds presently exercisable options and 11,300 shares of stock restricted as to sale or other transfer. A description of the plans under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(4)

Includes 21,500 shares for Mr. Cherry as to which he holds presently exercisable options and 10,550 shares of stock restricted as to sale or other transfer. A description of the plans under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(5)

Includes 22,000 shares for Mr. McKernon as to which he holds presently exercisable options and 5,750 shares of stock restricted as to sale or other transfer. A description of the plans under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

As of March 1, 2011, there are no shareholders known to the Corporation to be the beneficial owners of more than 5% of the Corporation’s common stock, par value $1.00 per share, which is the Corporation’s only voting security outstanding.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors. The term of office for Class III directors will expire at the Annual Meeting. The two persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class III directors. If elected, the Class III nominees will serve until the 2014 Annual Meeting of Shareholders. The two persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Nominating Committee. After 14 years of distinguished service to the Corporation’s Board, William E. O’Connell, Jr. has reached the Corporation’s mandatory retirement age for directors and is not eligible for re-election at the Annual Meeting. Mr. O’Connell will retire from the Board at the Annual Meeting. In connection with Mr. O’Connell’s retirement, the number of directors serving on the Corporation’s Board will be reduced from nine to eight, effective on the date of the Annual Meeting.

Certain information concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as certain information about the Class I and II directors, who will continue in office until the 2012 and 2013 Annual Meetings of Shareholders, respectively, including the qualifications, skills and experience that the Board believes make the director or director nominee a good fit for service on the Board.

Class III Directors (Nominees)	Principal Occupation During Past Five Years and Qualifications, Skills and Experience
(To Serve Until the 2014 Annual Meeting)
J.P. Causey Jr. Director since 1984(1) (2) Age 67	In addition to being a self-employed attorney-at-law, Mr. Causey is executive vice president, secretary and general counsel for Canal Corporation, formerly Chesapeake Corporation, a Securities and Exchange Commission (“SEC”) registrant. Mr. Causey has 26 years of experience with Canal Corporation. During this time, Mr. Causey has actively participated in the development of corporate strategy and in evaluating risk. Mr. Causey has had direct supervisory responsibility for corporate legal, communications, human resources, business ethics, environmental compliance and internal audit functions. Mr. Causey has played an active part in the drafting and/or review of periodic SEC filings and other corporate communications. Mr. Causey’s background allows him to provide significant contributions with respect to the Corporation’s overall management, as well as with respect to its compliance obligations. Mr. Causey is the Chairman of the Compensation Committee and is a member of the Audit and Nominating Committees.

Barry R. Chernack Director since 2002 Age 63	Prior to his retirement in December 1999, Mr. Chernack was the managing partner of PricewaterhouseCoopers LLP’s southern Virginia practice. Mr. Chernack specialized in audits of both public and non-public companies, including those operating in the financial services industry, such as banks, credit unions and broker dealers. Mr. Chernack has significant experience with the preparation of SEC filings, including periodic and annual reports and registration statements covering debt and equity offerings. Mr. Chernack’s background enables him to provide significant contributions to Board deliberations regarding the financial health of the Corporation and its compliance requirements as an SEC registrant. Mr. Chernack qualifies as an “audit committee financial expert” under SEC guidelines. Mr. Chernack is the Audit Committee Chairman and is a member of the Compensation and Nominating Committees.

Class I Directors	Principal Occupation During Past Five Years and Qualifications, Skills and Experience
(Serving Until the 2012 Annual Meeting)
Larry G. Dillon Director since 1989(1) Age 58	Mr. Dillon is the Chairman, President and Chief Executive Officer of the Corporation and the Bank. Mr. Dillon has worked for the Corporation and the Bank for over 33 years. He has been President and Chief Executive Officer since 1989 and Chairman since 1998. Prior to becoming President and Chief Executive Officer, Mr. Dillon served in several capacities including Chief Operating Officer and Commercial Lending Officer. Mr. Dillon is well versed in all business and operational aspects of the Corporation and the Bank and has the strong leadership qualities that are necessary to lead the Board and Corporation as a whole. In addition to his duties at the Corporation and the Bank, Mr. Dillon has served as president of the Virginia Bankers Association and has served on several committees within that organization. Mr. Dillon has served as a leader in several community organizations in communities served by the Bank. Prior to joining the Bank, Mr. Dillon worked for the State Corporation Commission Bureau of Financial Institutions. All of these experiences provide Mr. Dillon with valuable insights for leading a community bank.

James H. Hudson III Director since 1997 Age 62	Mr. Hudson is an attorney-at-law for Hudson & Bondurant, P.C. Mr. Hudson has practiced law for over 30 years in the primary footprint of the Bank and is the current mayor of one of the communities served by the Bank. Mr. Hudson’s work centers on real estate, both residential and commercial, and includes, among other things, loan workouts, collateralizations and foreclosures. Mr. Hudson’s experience and insights in these areas allow the Board to have more robust discussions and establish appropriate direction for the Corporation. Mr. Hudson is a member of the Compensation and Nominating Committees.

C. Elis Olsson Director since 2007 Age 46	Mr. Olsson is vice president and director of operations for Martinair, Inc. (“Martinair”), an aircraft charter and management company. Mr. Olsson has been with Martinair since May 2000. Mr. Olsson, as a vice president of Martinair, in addition to his operational duties, has responsibility for the review of financial information of Martinair. Prior to Martinair, Mr. Olsson worked for a Fortune 500 company where he held numerous roles including regional sales manager and vice president of operations. He also served on the Board of Directors for the Fortune 500 company. Mr. Olsson is actively involved in various community organizations in the markets the Bank serves. Mr. Olsson’s background brings valuable operational and financial expertise to the Board. Mr. Olsson is a member of the Audit and Nominating Committees.

Class II Directors	Principal Occupation During Past Five Years and Qualifications, Skills and Experience
(Serving Until the 2013 Annual Meeting)
Audrey D. Holmes Director since 2007 Age 53	Ms. Holmes owns and operates her own legal practice, Audrey D. Holmes, Attorney-at-Law. Ms. Holmes conducts business in most of the communities served by the Bank. Ms. Holmes’ business experience as a sole practitioner is enhanced by her membership in a number of professional, civic and religious organizations. As a small business owner, Ms. Holmes understands many of the challenges faced by the Bank’s customers. Ms. Holmes is a member of the Nominating Committee.

Joshua H. Lawson Director since 2000 Age 69	Mr. Lawson is the president of Thrift Insurance Corporation, an independent insurance agency, and Thrift Realty, LLC, a real estate brokerage firm. Mr. Lawson has extensive knowledge of the real estate and insurance business gained over more than 40 years in the business. Managing a small business in the Bank’s area of operations, Mr. Lawson is able to identify the needs of the Bank’s customers and potential customers. Mr. Lawson is a member of the Nominating Committee.

Paul C. Robinson Director since 2000 Age 53	Mr. Robinson is the president of Francisco, Robinson & Associates, Inc., a real estate brokerage firm. Mr. Robinson has gained practical business experience through over 32 years in the real estate business, including over 17 as a firm owner/principal broker. In addition, Mr. Robinson has served as an elected member of the Board of Supervisors for New Kent County, and has represented New Kent County on multi-jurisdictional boards in the greater Richmond region. Through his experiences, Mr. Robinson has developed relevant financial, accounting and compliance knowledge. In addition, Mr. Robinson’s past experience as an elected public official provides insight into the workings of local government, issues facing constituents, many of which reside in the Bank’s banking footprint, and how to effectively manage input from numerous stakeholders to make the most appropriate decisions. Mr. Robinson is a member of the Nominating Committee.

(1)	If prior to 1993, refers to the year the director joined the Board of Directors of the Bank, prior to the Corporation’s becoming the holding company for the Bank.
(2)

Mr. Causey is an executive officer of Canal Corporation (formerly Chesapeake Corporation). On December 29, 2008, Chesapeake Corporation agreed to sell all of its operating businesses as going concerns and, to facilitate this sale, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

The Board of Directors of the Bank consists of the eight current members of the Corporation’s Board listed above, Bryan E. McKernon and William E. O’Connell, Jr., who will retire from the Bank’s Board of Directors at the Annual Meeting.

The Board of Directors is not aware of any family relationship among any director or executive officer; nor is the Board of Directors aware of any involvement of any director or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director or executive officer. None of the directors serves, nor in the past five years has any director served, as a director of any other public company with a class of securities registered pursuant to Section 12 of the Exchange

Act. Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

Board Leadership Structure and Risk Oversight

The Corporation has been operating for over 80 years using the traditional U.S. board leadership structure, under which our President and Chief Executive Officer (“CEO”) also serves as Chairman of the Board of Directors. Over this period, there have been three persons who have served as CEO. Each CEO has also held the position of Chairman of the Board throughout his tenure as CEO. We believe that the Corporation, like many U.S. companies, has been well-served by this leadership structure. Having one person serve as both CEO and Chairman of the Board demonstrates for our employees, suppliers, customers and other shareholders that the Corporation is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Corporation and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Corporation. We believe having one person serve as CEO and Chairman of the Board is best for our Corporation and our shareholders at this time.

While the Board has not formally designated a lead director, Mr. Hudson presides over executive sessions of the Board, which are attended solely by independent directors. Mr. Hudson also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors and others. Mr. Hudson is the primary communicator between the directors and the CEO, who is directly responsible to the Board in its entirety, although individual Board members may communicate directly with the CEO and vice versa and may freely discuss their views with other Board members at any time.

The Corporation believes that its leadership structure allows the directors to provide effective oversight of its risk management function. The Audit Committee oversees the accounting and financial reporting processes of the Corporation, as well as legal and compliance matters and risk management. The Audit Committee Charter provides that the Audit Committee is responsible for overseeing the internal controls of the Corporation along with its adherence with compliance and regulatory requirements. On at least a quarterly basis, the Corporation’s Director of Internal Audit provides a comprehensive report to the Audit Committee regarding the Corporation’s key risks, including operational, financial, credit quality and other risks. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing this function for the Corporation. For example, on a routine basis, the Board receives a report from the Audit Committee Chairman and discusses risks that the Corporation is facing. The full Board also engages in periodic discussions with the CEO, Chief Financial Officer (“CFO”), and other corporate officers as the Board may deem appropriate. In addition to the roles performed by the Audit Committee, the Compensation Committee considers the risks that may arise through our compensation programs. The Compensation Committee Chairman also reports to the Board on a routine basis. The Corporation believes that its leadership structure promotes effective Board oversight of risk management because, while there is a single leader ultimately accountable for the management of the Corporation’s enterprise risks, a Board committee comprised solely of independent directors actively monitors the Corporation’s risk management, and the committee chairmen, each of whom is an independent director, are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of accountability.

On an annual basis, the Nominating Committee will evaluate our Board leadership structure to ensure that it remains the optimal structure for our Corporation and our shareholders. We believe our current leadership structure, under which our President and CEO serves as Chairman of the Board and our Board committees are chaired and comprised by independent directors, remains the optimal Board leadership structure for our Corporation and our shareholders at this time.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards. The Board has affirmatively determined that directors Causey, Chernack, Holmes, Hudson, Lawson, O’Connell, Olsson and Robinson are independent within the meaning of the NASDAQ listing standards. In conjunction with this determination, the Board considered the Corporation’s relationships with Mr. Hudson and Mr. Lawson. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2010 and in 2011. Thrift Insurance Corporation, of which Mr. Lawson is president, was the Corporation’s insurance agency during fiscal year 2010 and in 2011. In each case, however, the Board determined that the relationship did not interfere with the director’s ability to exercise independent judgment as a director of the Corporation. During 2010, the Board of Directors held six regularly-scheduled executive session meetings attended solely by its independent directors and over which Mr. Hudson presided.

Board Committees and Attendance

During 2010, there were ten meetings of the Board of Directors of the Corporation. Each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Corporation’s 2010 Annual Meeting of Shareholders.

The Board has three standing committees which are the Audit, Compensation and Nominating Committees. Each of these committees is comprised solely of independent directors, with each of the three committees having a separate chair, although the Nominating Committee does not currently have a Chairman. The duties of the committees are set forth in their respective committee charters. The chair of each of these committees is responsible for directing the work of the committee in fulfilling its responsibilities. In addition to these standing committees, all of the directors participate in the Corporation’s annual strategic planning process.

Audit Committee

Current members of the Corporation’s Audit Committee are Messrs. Causey, Chernack, O’Connell and Olsson, each of whom is “independent” for this purpose according to NASDAQ listing standards and the regulations of the SEC. The Audit Committee engages the Corporation’s independent registered public accountant, approves the scope of the independent registered public accountant’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accountant and the internal auditor, and issues reports to the Board of Directors periodically. The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Audit Committee met ten times during 2010. See “Report of the Audit Committee” on pages 38 and 39.

Compensation Committee

Current members of the Corporation’s Compensation Committee are Messrs. Causey, Chernack and Hudson, each of whom is “independent” for this purpose according to NASDAQ listing standards. The Compensation Committee’s responsibilities include, among other duties, the responsibility to recommend the level of compensation to be paid to the executive officers of the Corporation and certain key officers of the Bank and its subsidiaries. It also administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans. The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Compensation Committee met ten times during 2010. See “Compensation Committee Report” on pages 28 through 32.

Nominating Committee

Current members of the Corporation’s Nominating Committee are Ms. Holmes and Messrs. Causey, Chernack, Hudson, Lawson, O’Connell, Olsson and Robinson, each of whom is “independent” for this purpose according to NASDAQ listing standards. The Nominating Committee was formed in December 2009. Prior to this date, the independent members of the Board of Directors of the Corporation acted as the Nominating Committee. The Nominating Committee’s primary responsibility is to identify individuals who have the experience, qualifications, attributes and/or skills to serve on the Board of Directors and to recommend to the Board of Directors for selection, candidates for all directorships to be filled by the Board of Directors or by the Corporation’s shareholders. The Board has adopted a charter for the Nominating Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Nominating Committee met twice during 2010. Currently there is no Chairman of the Nominating Committee. Mr. Hudson presided over all Nominating Committee meetings during 2010.

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181, and must be received no later than January 1, 2012 in order to be considered by the Nominating Committee for the annual election of directors in 2012. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters. The Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders. All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experiences that would qualify the candidate as a “financial expert” under established standards. The Nominating Committee also considers diversity in its evaluation of candidates for Board membership. Pursuant to its charter, in identifying candidates for Board membership, the Nominating Committee seeks to ensure that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience and backgrounds. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business. The Nominating Committee may consider these and other appropriate factors that contribute to an overall diversity of perspective that enhances the Board’s ability to oversee the Corporation’s business and perform it responsibilities.

The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by majority vote of the Nominating Committee to be recommended for nomination by the full Board. The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting. The Nominating Committee follows the same process to identify new candidates for recommendation to the full Board in the event of a vacancy on the Board. No director first elected after February 1, 1995 who has reached the age of 72 prior to the date of the annual meeting will be eligible for election or re-election to the Board.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the director and the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed under Proposal One in the table entitled “Election of Directors.”

In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting, if the shareholder gives written notice of his or her intent to make such nomination. A shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years, his or her age, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 14, 2012 for the annual election of directors in 2012. These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides a process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Director Compensation

The following table provides compensation information for the year ended December 31, 2010 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation Table for 2010

Name[1]	Fees Earned or Paid in Cash[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[5] ($)	Total ($)
J.P. Causey Jr.	$23,600	$13,300	—	—	—	$1,175	$38,075
Barry R. Chernack	$24,600	$13,300	—	—	—	$1,175	$39,075
Audrey D. Holmes	$16,500	$13,300	—	—	—	$1,175	$30,975
James H. Hudson III	$20,500	$13,300	—	—	—	$1,175	$34,975
Joshua H. Lawson	$16,000	$13,300	—	—	—	$1,175	$30,475
William E. O’Connell Jr.	$19,750	$13,300	—	—	—	$1,175	$34,225
C. Elis Olsson	$18,000	$13,300	—	—	—	$1,175	$32,475
Paul C. Robinson	$17,000	$13,300	—	—	—	$1,175	$31,475

[1]

Larry G. Dillon, the Corporation’s Chairman of the Board, President and Chief Executive Officer is not included in this table as he is an employee of the Corporation and thus receives no compensation for his services as a director. The compensation received by Mr. Dillon as an employee of the Corporation is shown in the Summary Compensation Table on page 32.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan. Under the plan, each director may elect to defer any or all of his or her fees. Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the grant date fair value of the restricted stock award granted to each non-employee director on May 18, 2010 under the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”), calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), based on the closing price of the Corporation’s stock on the date of grant. As of December 31, 2010, each non-employee director had 1,525 shares of restricted stock outstanding.

[4]

As of December 31, 2010, Messrs. Causey, Chernack, Hudson, Lawson, O’Connell and Robinson each had 10,500 stock options outstanding and Ms. Holmes and Mr. Olsson each had 7,500 stock options outstanding. No options were granted to the directors in 2010.

[5]	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the 2004 Incentive Stock Plan.

The Compensation Committee, appointed by the Board of Directors, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation. The Compensation Committee recommends changes in compensation to the Board of Directors for approval. In 2007, the Compensation Committee engaged Mercer Human Resource Consulting to conduct a study of director compensation to maintain competitiveness with entities of similar size and operations to the Corporation. Based on the results of the study, the Compensation Committee found that overall compensation for directors was comparable to entities of similar size and operations as the Corporation, but recommended a change from an annual stock option grant to an annual restricted stock grant, which the Board implemented in 2008. In August 2010, the Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consulting firm, to review the competitiveness of the Board’s total compensation program. The review concluded that total Board compensation, which includes cash and equity components, is near the peer group median. Based on this conclusion, the Compensation Committee recommended no change in the cash component of the director compensation program for 2011. The equity component will be determined during 2011. The peer group used for the director compensation review was the same peer group used for the 2010 review of the CEO and CFO compensation, which is described on page 17 under “2010 Executive Compensation Review”.

Non-employee members of the Board of Directors of the Corporation each receive an annual retainer of $6,000. In addition, Mr. Causey, as Chairman of the Corporation’s Compensation Committee, and Mr. Chernack, as Chairman of the Corporation’s Audit Committee, each receive an additional annual retainer of $1,600. The retainers are payable in quarterly installments. The Chairman of the Nominating Committee does not receive an additional annual retainer. In addition, all non-employee members of the Board of Directors of the Corporation receive a base meeting fee of $500 per day for Corporation Board, Bank Board or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Corporation Board, Bank Board or committee meeting of either Board held on the same day as a meeting for which the base meeting fee is paid.

In addition to cash compensation, non-employee members of the Board of Directors of the Corporation became eligible to participate in the 2004 Incentive Stock Plan when it was amended in 2008. Under the 2004 Incentive Stock Plan, directors are eligible to receive awards of restricted stock units, stock options, stock appreciation rights and restricted stock. On May 18, 2010, each non-employee director was granted 700 shares of restricted stock and the fair value of the restricted stock on the grant date was $19.00. Prior to the 2008 amendment of the 2004 Incentive Stock Plan, non-employee members of the Board of Directors of the Corporation participated in the Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan (the “Director Plan”), which expired in 2008. Under the Director Plan, directors were granted annually a minimum of 1,000 and a maximum of 2,000 options to purchase the Corporation’s common stock at a price equal to the fair market value of the Corporation’s common stock at the date of grant. All options issued under the Director Plan expire ten years from the date of grant.

Interest of Management in Certain Transactions

As of December 31, 2010, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $583,826, or 0.63% of total year-end capital. The maximum aggregate amount of such indebtedness outstanding during 2010 was $932,669, or 1.01% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with other unrelated parties, and in the opinion of management and the Corporation’s Board, do not involve more than the normal risks of collectability or present other unfavorable features. The Bank expects to have in the future similar banking transactions with the Corporation’s officers, directors and their associates.

The Corporation’s Board of Directors has also adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit Committee manages this policy. The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Compensation Committee.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, management will update the Audit Committee as to any material change to the proposed related party transaction. The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Compensation Committee Interlocks and Insider Participation

During 2010 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with other unrelated parties. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectability or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates. James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2010. It is anticipated that the firm will continue to provide legal services to the Corporation during fiscal year 2011.

Compensation Policies and Practices as They Relate to Risk Management

The Corporation, under the guidance of the Compensation Committee, has reviewed the compensation policies and practices of the Corporation as they relate to risk management. This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate any excess risk. In conducting the review, management focused on the risks associated with the Corporation’s compensation policies and practices and evaluated those risks in light of the Corporation’s operations and the internal compensation approval and compliance systems developed by the Corporation. The Corporation has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Corporation. See also “Executive Compensation - Compensation Discussion and Analysis” and “Compensation Committee Report” for additional information regarding compensation and associated risk assessment reviews.

EXECUTIVE COMPENSATION

By definition, “named executive officers” refers to a corporation’s CEO and CFO and up to three additional most highly compensated executive officers whose total compensation exceeded $100,000 for the most recent year. Throughout this Proxy Statement, the Corporation’s named executive officers are its CEO, its CFO and the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”).

Compensation Discussion and Analysis

Overview of Compensation Program. The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. The Committee is responsible for ensuring that the total compensation paid to executives is fair, reasonable and competitive. The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the CEO, a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving long-term shareholder value.

The overall compensation strategy is based on the following four principles: (1) achieve and sustain superior long-term performance, (2) directly support positive business strategies and goals, (3) attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation, and (4) pay for performance by maintaining competitive compensation programs for top tier performance.

Impact of Participating in the Capital Purchase Program. On January 9, 2009, the Corporation issued $20,000,000 of preferred stock to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Capital Purchase Program established pursuant to authority granted under the Emergency Economic Stabilization Act of 2008 (the “EESA”). The period beginning on January 9, 2009 and continuing until the Corporation redeems the preferred stock is referred to as the “TARP Period.”

As a condition to closing the transaction on January 9, 2009, the Corporation executed an Omnibus Benefit Plan Amendment to modify the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements of the Corporation to comply with the executive compensation provisions of the EESA. Also on January 9, 2009, each of Mr. Dillon, Mr. Cherry and Mr. McKernon executed a consent to the Omnibus Benefit Plan Amendment, including any future amendments necessary to comply with the EESA, and executed a waiver voluntarily waiving any claim against the Treasury or the Corporation for any changes to his compensation or benefits that are required by the executive compensation provisions of the EESA, as amended.

Following the Corporation’s issuance of the preferred stock to the Treasury, the American Recovery and Reinvestment Act of 2009 (the “Reinvestment Act”) was enacted in February 2009 which, among other things, amended the EESA and imposed additional restrictions on the compensation that may be paid by financial institutions participating in the Capital Purchase Program, including the Corporation. The compensation restrictions imposed by the EESA, as amended by the Reinvestment Act, and implemented by interim final rules published by the Treasury on June 15, 2009, as updated by technical corrections in December 2009 and by further guidance from the Treasury in early 2010 (collectively, the “TARP Standards”), include the following:

•

a prohibition on paying or accruing any bonuses, incentive compensation or retention awards to the most highly compensated employee of the Corporation during the period beginning on June 15, 2009 and continuing until the preferred stock is redeemed, subject to certain exceptions discussed below;

•

subjecting bonuses, incentive compensation or retention awards paid to any executive officer named in the Summary Compensation Table during the TARP Period, and to any of the next 20 most highly compensated employees of the Corporation during the period beginning on June 15, 2009 and continuing until the preferred stock is redeemed, to a recovery or a “clawback” provision if the payment is based on materially inaccurate financial statements or any other materially inaccurate performance criteria;

•

a prohibition during the period beginning on June 15, 2009 and continuing until the preferred stock is redeemed on any payments, including the acceleration of vesting, to any of the executive officers named in the Summary Compensation Table or any of the next five most highly compensated employees as a result of a termination of employment or a change in control that occurs before the preferred stock is redeemed, subject to certain exceptions discussed below;

•

a prohibition during the period beginning on June 15, 2009 and continuing until the preferred stock is redeemed on providing formal or informal tax gross-up payments or other reimbursements for the payment of taxes to any executive officer named in the Summary Compensation Table and any of the next 20 most highly compensated employees of the Corporation;

•	a limitation on the tax deductibility of that portion of the annual compensation of an executive officer named in the Summary Compensation Table in excess of $500,000; and

•

a prohibition during the period beginning on June 15, 2009 and continuing until the preferred stock is redeemed on any compensation plan that would encourage manipulation of reported earnings, encourage behavior focused on short-term results rather than long-term value creation, or encourage the executive officers named in the Summary Compensation Table to take unnecessary and excessive risks that could threaten the value of the Corporation.

The prohibition on paying or accruing any bonuses, incentive compensation or retention awards does not apply to payments or awards to which the officer or employee had a legally binding right as of February 11, 2009. In addition, such prohibition does not apply to long-term restricted stock awards, provided that (1) the value of the award on the date of grant does not exceed one-third of the officer’s or employee’s compensation for that fiscal year, including the value of the award, (2) except to the extent necessary to pay applicable taxes on vesting, the restricted stock does not become transferable until the preferred stock is redeemed, provided that if the preferred stock is redeemed in part, then 25% of the restricted stock can become transferable for every 25% of the preferred stock that is redeemed, and (3) the recipient of the award must be required to forfeit the restricted stock if he does not continue performing substantial services for us for at least two years from the date of grant, other than a cessation of services due to death, disability or certain change in control events. Certain salary or deferred compensation increases could be viewed as indirect bonuses subject to the above prohibition, such as a short-term increase in salary or a short-term increase in deferred compensation where the increase is based on a retrospective determination of a lost bonus.

The prohibition on severance payments or accelerated vesting as a result of a termination of employment or certain change in control events does not apply to any of the following: (1) payments pursuant to tax-qualified plans, (2) payments resulting from death or disability or (3) payments for services performed or benefits accrued prior to the date of termination, including benefits payable under our Supplemental Executive Benefit Plan, Executive Deferred Compensation Plan and individual deferred compensation agreements. In addition, if the Corporation were to be acquired by an unaffiliated third party which was not subject to the compensation restrictions described above immediately prior to the acquisition, then the acquirer and its employees (including any employees of the Corporation or the Bank who become employees of the acquirer as a result of the acquisition) will not be subject to the compensation restrictions described above so long as the primary purpose of the transaction is not to avoid application of the TARP Standards.

The TARP Standards require the Compensation Committee to discuss, evaluate and review our compensation plans at least once every six months and to provide the disclosures and certifications set forth in the “Compensation Committee Report.” In addition, the TARP Standards require (1) the adoption of a policy regarding excessive or luxury expenditures, including which types or categories of expenditures are prohibited and which ones require prior approval, and (2) the submission to shareholders during the TARP Period of a non-binding proposal to approve the compensation of the named executive officers. See “Advisory Vote on Executive Compensation (Proposal Two).”

Establishing Executive Compensation. To achieve the aims of the overall compensation strategy within the limitations imposed by the TARP Standards, the Committee compensates executives and other selected senior managers through a combination of base salary, bonus, deferred and equity compensation designed to be competitive with comparable companies and to create alignment between executives’ and shareholders’ interests.

In 2006, the Committee engaged Mercer Human Resource Consulting (“Mercer”), an independent global human resources consulting firm, to conduct a review of the Corporation’s total compensation program for key executives. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and other key executives in 2007 and beyond.

The report prepared by Mercer compared base salary, cash incentives and equity awards against a peer group of publicly-traded financial institutions located in the southeastern region of the United States. This peer group consisted of financial institutions against which the Committee believed the Corporation competed for executive talent and for shareholder investment. The criteria used to determine the peer group were financial institutions in Virginia ranging in asset size from $500 million to $2 billion and financial institutions in other southeastern region states whose asset size was between $500 million to $1 billion. The companies comprising this peer group in the Mercer study for 2006 included 11 financial institutions in Virginia and 26 financial institutions in other southeastern region states who met the criteria above.

Based on the extensive review that Mercer performed in 2006 for 2007, the Committee concluded that no substantive changes were required to the overall plan design for 2009 or 2010 and that cash incentive and equity award targets, retirement benefits and perquisites should remain generally the same. While there is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation, the Committee utilized the information provided by Mercer in its 2006 review to determine the appropriate level and mix of base salary, cash incentives and equity compensation for 2008, 2009 and 2010.

Base annual salary and short-term incentive compensation for the President and CEO of the Mortgage Corporation are established by an employment agreement entered into in 1995 and amended in 1998, 2002, 2006 and 2008. The employment agreement provides for a fixed annual base salary and a performance-based short-term incentive directly related to the profitability of the Mortgage Corporation. The President and CEO of the Mortgage Corporation was responsible for bringing all of the critical personnel and operations of the Mortgage Corporation to the Corporation, at no cost to the Corporation. As a result, his employment agreement included a bonus provision for a percentage of future profits. Although the President and CEO of the Mortgage Corporation was the Corporation’s most highly compensated employee for 2009 and for 2010, the bonus provisions of his employment agreement, which was in place prior to February 11, 2009, satisfy the requirements for the exception to the general bonus prohibition imposed by the TARP Standards. The determination of the most highly compensated employee for any given year is based on the immediately preceding year’s compensation.

Benchmarking. In setting annual compensation for 2010, the Committee referred to compensation paid by the companies in the Corporation’s peer group, using the same criteria for determining the annual peer group that Mercer had used in its 2006 report. While the criteria for the peer group remains the same, the companies meeting this criteria, and thus comprising the peer group, may change from year to year, as the peer group is updated annually to account for changes in asset size due to mergers, acquisitions, or growth. For 2010, the updated peer group included the following 24 financial institutions in Virginia whose assets ranged from $500 million to $2 billion in size: Access National Corporation; Chesapeake Financial Shares, Inc.; First Bancorp, Inc.; National Bankshares, Inc.; Fauquier Bankshares, Inc.; Monarch Financial Holdings, Inc.; American National Bankshares Inc.; Eagle Financial Services, Inc.; Cardinal Financial Corporation; First National Corporation; Middleburg Financial Corporation; Old Point Financial Corporation; Highlands Bankshares, Inc.; Valley Financial Corporation; Alliance Bankshares Corporation; New Peoples Bankshares, Inc.; Eastern Virginia Bankshares, Inc.; Community Bankers Trust Corporation; Village Bank and Trust Financial Corporation; First Capital Bancorp, Inc.; Southern National Bancorp of Virginia, Inc.; F & M Bank Corp.; Bank of Southside Virginia Corporation and Commonwealth Bankshares, Inc. For 2010, the updated peer group included the following 32 financial institutions in other southeastern region states whose assets ranged from $500 million to $1 billion in size: First Citizens Bancshares, Inc. (TN); First Farmers and Merchants Corporation (TN); First Volunteer Corporation (TN); Independent Holdings, Inc. (TN); First South Bancorp, Inc. (NC); Arthur Financial Corporation (SC); CNB Corporation (SC); F&M Financial Corporation (NC); First Pulaski National Corporation (TN); Tri-County Financial Corporation (MD); North State Bancorp (NC); Southern First Bancshares, Inc. (SC); Jefferson Bancshares, Inc. (TN); ECB Bancorp, Inc. (NC); High Point Bank Corporation (NC); Four Oaks Fincorp, Inc. (NC); Peoples Bancorporation, Inc. (SC); F&M Financial Corporation (TN); Mountain National Bancshares, Inc. (TN); First Reliance Bancshares, Inc. (SC); New Century Bancorp, Inc. (NC); Community First, Inc. (TN); 1st Financial Services Corporation (NC); Southcoast Financial Corporation (SC); MidCarolina Financial Corporation (NC); Bank of the Carolinas Corporation (NC); Waccamaw Bankshares, Inc. (NC); Carolina Bank Holdings, Inc. (NC); HCSB Financial Corporation (SC); Tidelands Bancshares, Inc. (SC); Community Capital Corporation (SC); and First Community Corporation (SC). For comparison purposes, the Corporation’s asset size was above the median for this peer group.

2010 Executive Compensation Review (the “Review”). In August 2010, the Committee engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consulting firm, to review executive compensation for key executives, including the CEO and the CFO of the Corporation. While this information was not used in determining 2010 compensation for the CEO and the CFO of the Corporation because of the timing of the engagement, the results of the Review were used by the Committee to assess the reasonableness of the CEO’s and the CFO’s total direct compensation, which for purposes of the Review consists of base salary, performance-based incentive compensation and equity-based awards. For comparison purposes, the Review used a peer group (“2010 peer group”) analysis and a market analysis.

The 2010 peer group analysis consisted of 28 publicly-traded commercial financial institutions in Virginia, Maryland, North Carolina, South Carolina and Tennessee and used 2009 proxy data, which was the most recently completed fiscal year at the time of the Review. The asset size for this peer group ranged from $667 million to $2.1 billion, with a median of $1.3 billion based on December 31, 2009 assets. The peer group included all financial institutions satisfying these criteria with the exception of any financial institution that applied for participation in the Capital Purchase Program and did not receive approval. Based on these criteria, the following financial institutions were included in the peer group: Cardinal Financial Corporation (VA); NewBridge Bancorp (NC); Eagle Bancorp, Inc. (MD); First United Corporation (MD); Capital Bank Corporation (NC); Southern Community Financial Corporation (NC); BNC Bancorp (NC); Wilson Bank Holding Company (TN); First Security Group, Inc. (TN); Community Bankers Trust Corporation (VA); Shore Bancshares, Inc. (MD); Eastern Virginia Bankshares, Inc. (VA); Peoples Bancorp of North Carolina, Inc. (NC); Crescent Financial Corporation (NC); National Bankshares, Inc. (VA); Middleburg Financial Corporation (VA); Old Point Financial Corporation (VA); ECB Bancorp, Inc. (NC); First South Bancorp, Inc. (NC); Tri-County Financial Corporation (MD); American National Bankshres Inc. (VA); 1st Financial Services Corporation (NC); HCSB Financial Corporation (SC); Community Capital Corporation (SC); Southern First Bancshares, Inc. (SC); Valley Financial Corporation (VA); Monarch Financial Holdings, Inc. (VA); and Access National Corporation (VA).

The market analysis was based on the following surveys:

•	Towers Watson, 2010/2011 Top Management Compensation Survey

•	Towers Watson, 2010/2011 Financial Services Survey Suite

•	William M. Mercer, 2010 Executive Compensation Survey

The market analysis was also based on PM&P’s proprietary database of banking institutions. All survey data was updated to January 1, 2011, using an annual update factor of 3%, which was the projected total 2011 salary increase for the financial services industry according to WorldatWork’s 2010/2011 Total Salary Increase Budget Survey.

The Review concluded that total compensation for the CEO was at the 18th percentile of the 2010 peer group data and was at 75% of the median using the market analysis data. When reviewing the data for the CFO, the Review considered data for both chief financial officers and chief operating officers in order to encompass the CFO’s current responsibilities. The Review concluded that total compensation for the CFO was at the 64th percentile of the 2010 peer group data and was at 93% of the median using the market analysis data.

In addition to reviewing compensation, the Review considered the structure of both the performance-based incentive and equity-based award metrics for key executives, including the CEO and the CFO. Based on the Review and recommendations from PM&P, including areas in which the metrics varied significantly from those used generally in the market and noting the need for more flexibility with regard to the level of achievement for the equity-based awards, for 2011 incentive compensation the Committee expanded the performance-based incentive metrics to include an asset quality component in addition to the ROE and ROA metrics already being used. In addition, the 2010 peer group described above will be used as the peer group for 2011 in determining performance-based incentive compensation. The Committee also revised the equity-based award metric of the relative five-year total shareholder return by replacing the NASDAQ Bank Index with a custom index comprised of the 2010 peer group mentioned above, and changed the measurement date for determining the equity-based awards from September 30th to December 31st beginning in 2011. Further, the Committee elected to incorporate a scaled payout percentage when determining the equity-based awards earned under the management incentive plan, rather than an absolute percentage based on achieving the overall goal.

2010 Executive Compensation Components. For 2010, the principal components of compensation for named executive officers as defined in Item 402 of Regulation S-K were:

•	base salary,

•	performance-based incentive compensation,

•	equity compensation,

•	retirement and other benefits, and

•	perquisites.

These elements combine to promote the objectives described above. Base salary, retirement plans and other benefits and perquisites provide a minimum level of compensation that helps attract and retain qualified executives. Performance-based incentives and equity compensation reward achievement of long-term and short-term goals and align executive compensation with the creation of longer-term shareholder value and promote retention.

Base Salaries. We provide named executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salaries for named executive officers (with the exception of the President and CEO of the Mortgage Corporation) are determined for each executive based on his or her position and responsibility by using market data. Base salaries are generally targeted to be at the market medians of the peer group. The Committee targeted the market median for base salaries because the Committee believes a greater emphasis should be placed on performance-based compensation. Salary levels are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executives for 2010, the Committee primarily considered:

•	Market data provided by Mercer in 2006;

•	Updated market data on the Corporation’s peer group;

•	Responsibilities of the executive;

•	Internal review of the executive’s compensation relative to other officers; and

•	Individual performance of the executive.

For 2010, for the CEO, the Committee took into account the factors identified above and Mercer’s 2006 study results that indicated the CEO median base salary for peer financial institutions was $268,000 in 2006. At the CEO’s request, his base salary was limited to $243,000 in 2008, $248,000 in 2009 and $253,000 in 2010. The 2008, 2009 and 2010 amounts were below the median base salary for the peer financial institutions. For the CFO, the Committee, after taking into account the factors identified above, determined that his base salary should be increased to $205,000 for 2010 from $200,000 in 2009. In addition to the factors mentioned above, the Committee determined the base salary was appropriate in light of the CFO’s responsibilities, which include the functions of a chief operating officer in addition to chief financial officer functions, and his duties associated with the oversight of C&F Finance Company, a significant subsidiary of the Corporation (“C&F Finance”). Similar analyses were performed for other senior officers.

As mentioned above, the Committee engaged PM&P in August of 2010 to review executive compensation. See “2010 Executive Compensation Review” on pages 16 and 17 for further discussion.

Performance-Based Incentive Compensation. Short-term cash incentive compensation for the CEO and CFO is governed by the Corporation’s Management Incentive Plan (“MIP”) adopted in 2005. Under the MIP, at the beginning of 2010 the Committee established performance objectives for the Corporation and the award formula or matrix by which all incentive awards were to be calculated. Executive officers were assigned a cash award target, to be paid if the Corporation achieved targeted performance goals in 2010. The Committee has the discretion to adjust upward or downward any award earned under the MIP or to grant an award even when targeted goals are not achieved.

For the named executive officers, with the exception of the President and CEO of the Mortgage Corporation, incentive compensation is designed to reward overall corporate performance by setting awards based on return on average equity (“ROE”) and return on average assets (“ROA”) relative to ROE and ROA of the peer financial institutions selected by the Committee to establish compensation levels for the CEO and CFO. The cash incentive compensation for the President and CEO of the Mortgage Corporation is set forth in his employment agreement and is based solely on a percentage of income before taxes generated by the Mortgage Corporation.

The remainder of management has more diverse performance goals consistent with the business they are managing. Where an employee has responsibility for the performance of a particular business, the performance goals are heavily weighted toward the operational performance of that unit. However, for members of the senior management team of the Bank (not including the named executive officers) at least 30% of their bonus is based on the ROE and ROA of the Corporation relative to the ROE and ROA of the peer financial institutions. All other employees earn bonuses based on the operational performance goals they have been assigned.

As in 2008 and 2009, the cash award targets for the CEO and CFO for 2010 were based solely on achievement of a corporate goal, which was a weighted measure of the Corporation’s ROE and ROA for 2010 relative to the peer group of financial institutions selected by the Committee for 2010 compensation determinations. This measure is the combined ranking of ROE and ROA of the peer group of financial institutions, placing twice the weight on ROE ranking. Depending on the level of achievement with respect to the corporate goal under the MIP, for 2010 the CEO could earn a cash award of up to 90% of his base salary as of January 1, 2010 and the CFO could earn a cash award of up to 70% of his base salary as of January 1, 2010. The Committee chose these award levels so that the maximum awards would be paid when the Corporation has performed the best in Virginia and at or above the 90th percentile of the other financial institutions in the peer group based on combined ROE and ROA performance, while performance below the 40th percentile would result in no incentive payment. As mentioned above, the Committee has the discretion under the MIP to adjust upward or downward any award earned under the MIP. Based on the Corporation’s ROE and ROA for 2010, in which the Corporation achieved results in excess of the 87th percentile of the peer group of financial institutions selected by the Committee under the MIP, the CEO was entitled to a cash bonus of 73% of his base salary for 2010, but based on a recommendation from the CEO, the Committee awarded him a cash bonus of 30% of his base salary. The CFO was entitled to a cash bonus of 57% of his base salary for 2010, but based on his recommendation the Committee awarded him a cash bonus of 37% of his base salary.

All short-term incentive payments to the President and CEO of the Mortgage Corporation for 2010 were made in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation. As noted above, although he was the most highly compensated employee for 2010, cash incentive compensation paid to the President and CEO of the Mortgage Corporation is required by his employment agreement, which was in place prior to February 11, 2009, and therefore satisfies the requirements for the exception to the general bonus prohibition imposed by the TARP Standards.

As mentioned above, the Committee engaged PM&P in August of 2010 to review executive compensation. See “2010 Executive Compensation Review” on pages 16 and 17 for further discussion, including changes made to the MIP for 2011 performance-based incentive awards.

Equity Compensation. The Corporation adopted the 2004 Incentive Stock Plan effective April 20, 2004 and amended the plan in 2008 to add restricted stock units and permit awards to non-employee directors under the plan. As amended, the plan permits the issuance of up to 500,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, restricted stock and restricted stock units. With respect to executive compensation, the purpose of the 2004 Incentive Stock Plan is to promote the success of the Corporation and its subsidiaries by providing incentives to key employees and non-employee directors that link their personal interests with the long-term financial success of the Corporation and with growth in shareholder value. The 2004 Incentive Stock Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of key employees.

Each year, the Committee considers the desirability of granting long-term incentive awards under the 2004 Incentive Stock Plan. The Committee may utilize stock options, stock appreciation rights, restricted stock, restricted stock units, or a combination thereof, to focus executive officers, as well as other officers, on building profitability and shareholder value. The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interests of management with shareholder value. The Committee has the authority to establish equity goals and awards for all participants.

Historically, the primary form of equity compensation awarded by the Corporation was incentive and non-qualified stock options. This form was selected because of the favorable accounting and tax treatments received. However, beginning in 2006 the accounting treatment for stock options changed, making stock options a less attractive form of equity compensation. Consequently, certain changes were made to the equity award program. First, the form of equity award was changed to restricted stock. Second, a holding period and minimum stock ownership requirement was established for equity awards.

Under the MIP, executive officers may be awarded equity-based awards under the 2004 Incentive Stock Plan if the executive achieves targeted performance goal(s). For 2010, the equity-based award targets for the named executive officers were based solely on achievement of one corporate goal, which was five-year total shareholder return of the Corporation compared to the NASDAQ Bank Index. The Committee chose this longer-term measure because the Committee wanted to reward sustained performance. If the corporate goal is achieved under the MIP, for 2010 the CEO could earn a target equity-based award of 45% of his base salary as of January 1, 2010 and the CFO could earn a target equity-based award of 35% of his base salary as of January 1, 2010. These targets were selected to maintain overall compensation competitiveness if the Corporation shows sustained total shareholder return. For 2010, the MIP did not provide a formula for a scaled payout based on performance that was higher or lower than the target.

For 2010, if the target performance under the MIP is not achieved, no equity-based award is earned, unless the Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Committee exercises its discretion to reduce or increase the award. The Committee may reduce the award to 0% or increase it up to 200% of the target awards.

The President and CEO of the Mortgage Corporation does not have a targeted equity-based award stated as a percentage of his base salary. As with the CEO and CFO, if the one corporate goal mentioned above is met or the Committee at its discretion grants an award, the President and CEO of the Mortgage Corporation is eligible for an equity-based award. Grants of equity for the President and CEO of the Mortgage Corporation are recommended to the Committee by the CEO based on the performance of the Mortgage Corporation for the fiscal year.

The measurement date for the 2010 equity-based awards under the MIP was September 30, 2010. As of September 30, 2010, the five-year total shareholder return of the Corporation was slightly below the five-year total shareholder return of the NASDAQ Bank Index. As of December 31, 2010, however, the five-year total shareholder return of the Corporation exceeded the five-year total shareholder return of the NASDAQ Bank Index. As permitted by the MIP, the Committee exercised its discretion to award the equity incentive compensation even though the target performance was not met as of September 30, 2010. It was the recommendation of the Committee that the Board of Directors approve equity-based incentive awards to these executives to reward them for their individual performance in light of the difficult economic environment in 2010. Exercising its discretion, the Committee granted 3,300 shares of restricted stock each to the CEO and CFO and 750 shares of restricted stock to the President and CEO of the Mortgage Corporation, which amounted to 30%, 37% and 9% of the base salaries of the CEO, CFO and President and CEO of the Mortgage Corporation, respectively. In exercising its discretion, the Committee also took into consideration that for 2008, 2009 and 2010, both the CEO and CFO of the Corporation accepted substantially less in cash bonus awards than the amounts they had actually earned under the MIP. The Committee also believed that granting these awards would assist in retaining the services of the CEO, CFO and President and CEO of the Mortgage Corporation because these awards generally do not vest for five years. The amount of each award was based primarily on the executive officer’s performance, the level of his responsibilities, and internal equity considerations. As previously mentioned, the measurement date for determining the equity-based awards under the MIP has been changed from September 30th to December 31st beginning in 2011.

The Corporation’s practice is to determine the dollar amount of equity compensation that is to be awarded for the equity component of the MIP and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. The fair market value is determined based on the closing price of the stock on the date of grant. With the exception of significant promotions and new hires, awards are generally made at the December meeting of the Board of Directors each year. However, because the target goal was not met in 2010, the Committee delayed the equity compensation award for the CEO, CFO and the President and CEO of the Mortgage Corporation until January 2011, by which time the Corporation’s 2010 financial results could be further evaluated for discretionary award consideration. The restricted stock granted for 2010 performance under the MIP is “time based.” In order for the restricted stock to be earned or vest, the employee must remain employed for a period of five years after the date of grant. Once restricted stock awards vest, employees may not sell more than 50% of the award until a minimum level of stock ownership by the employee is achieved. Minimum ownership levels range from three times annual base salary for the CEO, one and one-half times annual base salary for the other named executive officers, one times annual base salary for other senior officers, and for other selected officers one-half of such officer’s annual base salary. In addition, because the President and CEO of the Mortgage Corporation was the most highly compensated employee for 2010, his equity-based award under the MIP was made in shares of long-term restricted stock that contained the additional provisions required to qualify for the exception to the general bonus prohibition imposed by the TARP Standards.

As mentioned above, the Committee engaged PM&P in August of 2010 to review executive compensation. See “2010 Executive Compensation Review” on pages 16 and 17 for further discussion, including changes made to the MIP for 2011 equity-based awards.

Retirement and Other Benefits. Throughout 2008, the Bank had a tax-qualified, non-contributory defined benefit retirement plan known as the VBA Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”) covering substantially all Bank employees who had reached the age of 21 and had been fully employed for at least one year. The Retirement Plan historically provided participants with retirement benefits based on a benefit formula related to salary and years of credited service. Effective December 31, 2008, the Retirement Plan was converted to a tax-qualified cash balance pension plan, whereby benefits earned by participants under the Retirement Plan through December 31, 2008 were converted to an opening account balance for each participant. The opening account balance was calculated based on IRS mandated assumptions for lump sum payouts. The Corporation converted the Retirement Plan to a cash balance pension plan to reduce plan expense.

Under the cash balance plan, each participant’s account receives two forms of credits: compensation credits and interest credits. Compensation credits equal a percentage of each participant’s compensation. Compensation for this purpose includes both salary and bonus, subject to the compensation limit applicable to tax-qualified plans, which limit was $245,000 for 2010. The applicable compensation credit percentage ranges between 1% and 12% depending on the participant’s combined age and years of credited service at the end of each plan year. Interest credits for a year are based on the prior year’s December average yield on 30-year Treasuries plus 150 basis points.

Upon termination of employment and after having completed at least three years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account. The Retirement Plan does not cover non-employee directors. The amount expensed for the Retirement Plan during the year ended December 31, 2010 was $408,453. The Retirement Plan allows for early retirement at the age of 55. The amount available at this age will be the amount then credited to the participant’s cash balance account. Mr. Dillon is eligible for early retirement under the Retirement Plan and was entitled to a payment of $1,023,802 as of December 31, 2010.

The Bank maintains a tax-qualified 401(k) plan known as the Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Savings Plan”), pursuant to which all Bank employees, including the CEO and CFO, may make pre-tax contributions to the plan of up to 95% of covered compensation, subject to certain limitations on the amount under federal law. The Bank will match 100% of the first 5% of pay that is contributed to the Savings Plan, subject to statutory limitations. All employee contributions to the Savings Plan are fully vested upon contribution and Bank matching contributions vest at 20% annually beginning after two years of service and are fully vested at six years of service, or earlier in the event of retirement, death or attainment of age 65 while an employee.

In addition, each plan year, the Bank may make a profit sharing contribution to the Savings Plan. The amount of such contribution, if any, is within the discretion of the Bank’s Board of Directors and will be determined during each plan year. Such contributions are only allocated to “covered participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year (or ceasing employment due to retirement or death). The CEO and CFO were covered participants in 2010. For a covered participant, any profit sharing contribution is allocated to the employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other covered participants. Profit sharing contributions are subject to the same vesting rules that apply to matching contributions under the Savings Plan. There was no profit sharing contribution to the Savings Plan for 2010.

The Mortgage Corporation also maintains a tax-qualified 401(k) plan known as the C&F Mortgage Corporation 401(k) Plan (the “401(k) Plan”) pursuant to which eligible Mortgage Corporation employees can make pre-tax contributions of from 1% to 100% of compensation (with a discretionary company match), subject to statutory limitations. Substantially all employees of the Mortgage Corporation, including the President and CEO of the Mortgage Corporation, who have attained the age of 18 are eligible to participate on the first day of the next month following their employment date. The 401(k) Plan provides for an annual discretionary matching contribution to the account of each “eligible participant,” based in part on the Mortgage Corporation’s profitability for the year and on each employee’s contributions to the 401(k) Plan. The 401(k) Plan also permits an additional annual discretionary employer contribution for “eligible participants,” which is allocated to an employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other eligible participants. “Eligible participants” are determined annually based on working at least 1,000 hours and being employed on the last day of the year. All employee contributions are fully vested upon contribution. An employee is vested in the employer’s contributions 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years or attainment of age 65 while employed.

In addition to the Savings Plan and the 401(k) Plan, named executive officers and certain other eligible executives of the Corporation and its subsidiaries can participate in a non-qualified deferred compensation plan known as the Restated VBA Executives’ Non-Qualified Deferred Compensation Plan for C&F Financial Corporation (the “Nonqualified Plan”). The Nonqualified Plan is designed to provide for deferral opportunities otherwise restricted by qualified plan limits and to establish a long-term retention incentive for our executives. The plan provides for five types of deferrals:

(1) Employee deferrals whereby certain employees are permitted to make deferrals of salary or cash incentive compensation. The CEO, CFO and President and CEO of the Mortgage Corporation did not elect any deferral of salary or cash incentive compensation for 2010.

(2) Excess match deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of employer matching contributions in excess of statutory limitations. Any matching amounts in excess of the maximum annual pre-tax contribution for qualified retirement plans allowed by the Internal Revenue Service are deposited in the Nonqualified Plan. For the CEO, the amount accrued in 2010 was $2,150. The CFO and President and CEO of C&F Mortgage Corporation did not receive an excess match deferral for 2010.

(3) Excess profit sharing deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of discretionary employer profit sharing contributions in excess of statutory limitations. No employer profit sharing contribution was made for 2010.

(4) Excess cash balance deferrals whereby the Corporation contributes to the Nonqualified Plan the amount entitled under the Retirement Plan in excess of statutory limitations. For the CEO, the amount accrued in 2010 was $3,080. The CFO and President and CEO of C&F Mortgage Corporation did not receive excess cash balance deferrals in 2010. The ability to make these contributions to the Nonqualified Plan was added to the plan during 2009 so that an employee would not be penalized by arbitrary statutory limitations imposed by the Internal Revenue Service.

(5) Supplemental retirement deferrals whereby the Corporation makes discretionary employer contributions for the CEO in recognition of his performance and service, and discretionary employer contributions for the CFO as a retention incentive consistent with the Corporation’s overall compensation strategy. For the CEO and CFO, the amounts accrued in 2010 were $50,000 and $20,500, respectively. While the contributions for the CEO vest immediately, the contributions for the CFO do not vest until death, disability, retirement or change in control. The President and CEO of C&F Mortgage Corporation was not awarded a supplemental deferral for 2010.

The TARP Standards generally prohibit payments to any of the named executive officers as a result of a termination of employment or certain change in control events during the TARP Period. However, payments pursuant to the tax-qualified Retirement Plan, Savings Plan and 401(k) Plan and, to the extent benefits are not enhanced (for example, accelerated vesting) by reason of a change in control event, pursuant to the Nonqualified Plan are exempt from this prohibition.

Perquisites. The annual cost to the Corporation of perquisites, including mandatory executive physicals every two years, use of a Corporation-owned automobile, matching charitable contributions, club dues and tax preparation assistance common among the Corporation’s peer financial institutions, provided to the CEO did not exceed $10,000 in the aggregate for 2010, 2009 or 2008.

The annual cost to the Corporation of perquisites, including use of a Corporation-owned automobile and club dues for the CFO, did exceed $10,000 in the aggregate for 2010 but did not for 2009 or 2008. These amounts for 2010 are detailed in note 1 to the All Other Compensation Table for 2010 on page 33. The CEO and the CFO also participate in other benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance.

The annual cost to the Corporation of perquisites, including use of a Corporation-owned automobile, matching charitable contributions and payments for medical and dental insurance in excess of those made for all salaried employees, provided to the President and CEO of the Mortgage Corporation did exceed $10,000 in the aggregate for 2010, 2009 and 2008. These amounts for 2010 are detailed in note 1 to the All Other Compensation Table for 2010 on page 33.

Employment and Change in Control Agreements. As is typical in the mortgage industry, Mr. McKernon is employed by the Mortgage Corporation under an employment agreement originally dated November 30, 1995 and amended in 1998, 2002, 2006 and 2008. Under the agreement, the Mortgage Corporation has employed Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement. Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other. Additionally, either party may terminate the agreement in the event the Mortgage Corporation fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period. The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement. Under the agreement, the Mortgage Corporation in 2010 paid Mr. McKernon an annual base salary of $195,000, payable in monthly installments. The Mortgage Corporation also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Corporation’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based. The Mortgage Corporation has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement and terminate his employment for an amount based upon the Mortgage Corporation’s financial performance. In the event of a buy out of the agreement and termination of his employment, the Mortgage Corporation also may purchase a limited non-competition commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of the Mortgage Corporation and to life insurance equal to three times his base salary. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Corporation. Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement. Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement, except a termination of his employment agreement as described in the preceding sentence.

The Corporation has entered into “change in control agreements” with the CEO, CFO and the President and CEO of the Mortgage Corporation because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control. The agreement for the CEO provides certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by the CEO for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date. In such event, the CEO would be entitled (i) to receive in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if the CEO requests within six months after his termination, to have the Corporation acquire his primary residence for its appraised fair market value.

The agreements for the CFO and the President and CEO of the Mortgage Corporation provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the CFO and the President and CEO of the Mortgage Corporation for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the first anniversary of the change in control date. In such event, the CFO and the President and CEO of the Mortgage Corporation would each be entitled (i) to receive in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans. In addition, the CFO would be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

Under these agreements following a change in control, the CEO, CFO and the President and CEO of the Mortgage Corporation may voluntarily terminate their employment for “good reason” and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day periods after the change in control date, the first anniversary of the change in control date and the second anniversary of the change in control date. If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments. However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that the CEO, CFO and the President and CEO of the Mortgage Corporation will not be subject to a federal excise tax.

As noted above, as a condition to closing the transaction under the Capital Purchase Program, on January 9, 2009, the Corporation executed an omnibus benefit plan amendment (the “Omnibus Benefit Plan Amendment”) to modify the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements of the Corporation to comply with the executive compensation provisions of the EESA, as subsequently amended or implemented. As noted above, on January 9, 2009, each of Mr. Dillon, Mr. Cherry and Mr. McKernon also executed a consent to the Omnibus Benefit Plan Amendment, including any future amendments necessary to comply with the EESA, as it may be amended or implemented, and executed a waiver voluntarily waiving any claim against Treasury or the Corporation for any changes to his compensation or benefits that are required by the executive compensation provisions applicable to Capital Purchase Program participants. These executive compensation provisions prohibit any golden parachute payment such as the change in control agreements mentioned above for the named executive officers and also prohibit the Corporation from providing gross-up payments to any of the named executive officers during the TARP Period. Therefore, any payments which could have been made under these agreements to Mr. Dillon, Mr. Cherry or Mr. McKernon in 2010 if the triggering events had occurred would have been limited in accordance with the TARP Standards.

The Corporation does not provide for payments upon termination outside of the change in control agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis, subject to the application of the TARP Standards during the TARP Period. For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination. Assuming termination for any of these reasons had occurred on December 31, 2010, because all outstanding stock options were already fully vested, these types of terminations would only trigger additional vesting of restricted stock and retirement benefits. The value of restricted stock vesting would have been $178,480, $161,748 and $111,550 for the CEO, CFO and President and CEO of Mortgage Corporation, respectively. The value of retirement benefits vesting would have been $202,817 for the CFO. The CEO and the President and CEO of the Mortgage Corporation would not have experienced any additional vesting with respect to retirement benefits because they are fully vested. The TARP Standards, however, would have prohibited the accelerated vesting upon termination due to retirement or early retirement on December 31, 2010 for the named executive officers.

The following table shows the potential payments upon termination, including following a change of control of the Corporation, for the named executive officers. The amounts in this table are calculated assuming the termination event occurred on December 31, 2010 and all executives were paid in a lump sum payment.

Executive Payments and Benefits upon Termination Table(9)

	Severance Compensation		Benefits and Perquisites
Name and Principal Position	Severance	Performance - Based Incentive Compensation	Unvested and Accelerated Restricted Stock	Welfare Benefits	Supplemental Retirement Benefits	280G Tax Gross-ups[5,6]	Total
Larry G. Dillon Chairman/President/Chief Executive Officer
Voluntary Termination[1]	—	—	—	—	—	—	—
By Corporation without Cause[1]	—	—	—	—	—	—	—
By Corporation with Cause[1]	—	—	—	—	—	—	—
Change in Control[2]
By Corporation without Cause	$632,500	$187,500	$178,480	$29,130	—	$384,729	$1,412,339
By Executive with Good Reason	$632,500	$187,500	$178,480	$29,130	—	$384,729	$1,412,339
Retirement	—	—	$178,480	—	—	—	$178,480
Disability[8]	—	—	$178,480	—	—	—	$178,480
Death[8]	—	—	$178,480	—	—	—	$178,480
Thomas F. Cherry Executive Vice President/ Chief Financial Officer/ Secretary
Voluntary Termination[1]	—	—	—	—	—	—	—
By Corporation without Cause[1]	—	—	—	—	—	—	—
By Corporation with Cause[1]	—	—	—	—	—	—	—
Change in Control[3]
By Corporation without Cause	$410,000	$150,000	$161,748	$23,813	$202,817	$382,551	$1,330,929
By Executive with Good Reason	$410,000	$150,000	$161,748	$23,813	$202,817	$382,551	$1,330,929
Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$161,748	—	$202,817	—	$364,565
Death[8]	—	—	$161,748	—	$202,817	—	$364,565
Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage
Voluntary Termination[1]	—	—	—	—	—	—	—
By Corporation without Cause[1]	$146,250		—	—	—	—	$146,250
By Corporation with Cause[1]	—	—	—	—	—	—	—
Change in Control[4]
By Corporation without Cause	$390,000	—	$111,550	$40,987	—	—	$542,537
By Executive with Good Reason	$390,000	—	$111,550	$40,987	—	—	$542,537

Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$111,550	—	—	—	$111,550
Death[8]	—	—	$111,550	—	—	—	$111,550

[1]

There are no payments due for the CEO or CFO under separation of service voluntarily by the executive or by the Corporation with or without cause. The President and CEO of the Mortgage Corporation would receive a severance payment equal to nine months of his base salary if the Corporation elected to terminate his services without cause.

[2]

The severance and performance-based incentive compensation upon change in control for the CEO represents two and one-half times his highest annual base salary during the 24 months preceding the assumed change in control date and two and one-half times his highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 8,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $22.31 per share on December 31, 2010.) The welfare benefits represent the net present value of the benefits costs for three years after the assumed change in control date. No value has been assigned to the CEO’s right to have his primary residence acquired for its appraised fair market value due to the inability to estimate such an expense.

[3]

The severance and performance-based incentive compensation upon change in control for the CFO represents two times the highest annual base salary during the 24 months preceding the assumed change in control date and two times the highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 7,250 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $22.31 per share on December 31, 2010.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date. The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control.

[4]

The severance upon change in control for the President and CEO of the Mortgage Corporation represents two times the highest annual base salary during the 24 months preceding the assumed change in control date. The equity amount represents the fair market value of 5,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $22.31 per share on December 31, 2010.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.

[5]

If any payments to or benefits under (collectively, “payments”) the change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to cover the excise tax liability and the taxes on the gross-up payment (provided the net after-tax benefit to the executive is at least $25,000 greater than providing no gross-up payment and cutting the payments back to the maximum on which no excise tax would be due). The amount shown represents the estimated amount of tax gross-up payment for the CEO and CFO.

[6]	The President and CEO of the Mortgage Corporation would not have been subject to excise taxes on these change in control payments.
[7]	The CFO and President and CEO of the Mortgage Corporation were not eligible for retirement on December 31, 2010.
[8]

Payments for separation of service due to disability or death include accelerated vesting of restricted stock for the CEO, CFO, and President and CEO of the Mortgage Corporation. In addition, the CFO would be immediately vested in supplemental retirement benefits of $202,817.

[9]

Effective January 9, 2009, in connection with the Corporation’s participation in the Capital Purchase Program, the Committee approved the Omnibus Benefit Plan Amendment to modify the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements of the Corporation to comply with the executive compensation provisions of the EESA, as subsequently amended or implemented. As a result of the Omnibus Benefit Plan Amendment, certain of the payments reflected in this table and referenced above could be limited during the TARP Period. Pursuant to the TARP Standards, payments or accelerated vesting during the TARP Period to one of these named executive officers upon termination of employment for any reason, other than death or disability, are generally prohibited. In addition, the Corporation is prohibited from providing gross-up payments to any of the named executive officers during the TARP Period. If the types of payments described in this table are triggered while the Corporation is still subject to the TARP Standards’ executive compensation restrictions and the officer is still a named executive officer, then the named executive officer will receive only those amounts allowed under the TARP Standards.

Compensation Process. The Committee determines and recommends to the Board of Directors the compensation of the CEO. The Committee also approves all compensation of the Corporation’s executive officers and certain other senior officers of the Corporation and its subsidiaries, which include the CFO, Senior Vice President of Retail, Chief Credit Officer, Regional Presidents, the Senior Vice President of Human Resources of the Bank and the President and Senior Vice Presidents of C&F Finance.

The Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee, on its own initiative, reviews the performance and compensation of each of these senior officers and following discussions with the CEO and, as it deems appropriate, a compensation consultant or other appropriate advisors, establishes the senior officers’ compensation levels. For the remaining officers, the CEO makes recommendations to the Committee that, generally with minor adjustments, are approved.

In consultation with senior management, the Committee approves the Corporation’s compensation philosophy to ensure that it is consistent with the Board’s intent, as well as the long-term interests of the Corporation’s shareholders. This includes, but is not limited to, annual review and approval of goals and objectives relevant to the compensation of the CEO, and evaluation of the performance of the CEO in light of these goals and objectives. The Committee reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be required, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also acts as the Incentive Stock Committee for the Corporation’s stock incentive plans and recommends awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2004 Incentive Stock Plan, to any executive officer, officer or employee of the Corporation.

Tax and Accounting Implications. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct non-performance-based compensation of more than $1,000,000 that is paid to certain individuals. The Corporation has established and operated the MIP without regard to deductibility under Section 162(m) of the Code of compensation payable pursuant to it in order to provide the Committee flexibility in adjusting awards when it deems adjustment is warranted. In addition, the Corporation may choose to pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for its executive officers. As a Capital Purchase Program participant, the Corporation may not deduct compensation of more than $500,000 to its “senior executive officers” each year during the TARP Period. This limitation applies to deferred compensation, commission pay and performance-based compensation. The Corporation may pay compensation to the affected executive officers during the TARP Period without regard to this limitation, consistent with its goal of ensuring competitive levels of total compensation.

COMPENSATION COMMITTEE REPORT

As a result of the Corporation’s participation in the Capital Purchase Program, the Compensation Committee is required to meet with the Corporation’s senior risk officer to discuss, evaluate and review senior executive officer (“SEO”) compensation plans and other employee compensation plans and the risks these plans pose to the Corporation. In connection with this risk review, the Compensation Committee must identify and limit features in SEO compensation plans that could encourage SEOs to take unnecessary and excessive risks that threaten the Corporation’s value (including behavior focused on short-term results rather than long-term value creation) and identify and limit features in employee compensation plans that pose risks to the Corporation (including behavior focused on short-term results rather than long-term value creation). In addition, the Committee must discuss, evaluate and review employee compensation plans and eliminate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation. These reviews must be completed every six months during the Corporation’s participation in the Capital Purchase Program commencing September 14, 2009.

For the reviews conducted during May and November of 2010, the Committee identified the following plans in which the SEOs participate:

•	The MIP that governs cash bonuses for the CEO and CFO and equity incentives for the CEO, CFO and the President and CEO of the Mortgage Corporation;

•	The employment agreement with the President and CEO of the Mortgage Corporation;

•	The 2004 Incentive Stock Plan;

•	The change in control agreements with the CEO, CFO and the President and CEO of the Mortgage Corporation;

•	The Nonqualified Plan; and

•	Various retirement plans.

All of the above plans are discussed in detail in the “Compensation Discussion and Analysis” section preceding this report.

The Compensation Committee’s risk and manipulation reviews included the following procedures:

•	With input from management and legal counsel, reviewed existing SEO and employee incentive compensation plans and established a process for conducting the periodic risk reviews;

•

Briefed the Senior Risk Officer (“SRO”) on issues such as the Corporation’s compensation philosophy, incentive plan designs, performance metrics and payout curves that drive incentive payouts, and the executive performance appraisal process;

•	Directed the SRO to conduct the risk assessment and manipulation reviews;

•

Met with the SRO and identified (i) the short-term and long-term risks faced by the Corporation that could harm its value and threaten its existence as a successful enterprise and (ii) any features of existing incentive compensation plans that might encourage the Corporation’s employees to take those risks. The features of the Corporation’s incentive compensation arrangements reviewed included:

•	Performance measures used in the incentive compensation arrangements;

•	Performance target levels;

•	Length of the performance period; and

•	Overall design of the incentive compensation arrangements and the nature of the attendant risks.

•

Evaluated the identified risks in the context of the Corporation’s financial condition, competitive position, overall business climate and other factors which may influence the likelihood of realization of the risks and the magnitude of any such realization;

•

Determined whether an identified risk is reasonable or could jeopardize the Corporation’s viability within the current economic environment, taking into consideration any ongoing risk detection and management procedures already in place;

•

Considered whether to make any changes to incentive plan designs or related administrative practices to reduce or eliminate the possibility that employees will be motivated to take (and/or be rewarded for taking) unnecessary and excessive risks;

•	Discussed the results of the risk assessments and any necessary changes with senior management and legal counsel and considered their input; and

•	Briefed the Board, describing the results of the risk assessments and any proposed changes to reduce the incentive to take such risks.

The Compensation Committee reached the following conclusions as a result of the risk and manipulation reviews described above:

•

The cash bonuses that are awarded to the CEO and CFO are based on targets established by the Committee as part of the MIP as discussed in the “Compensation Discussion and Analysis.” Base salaries for the CEO and CFO continue to be the majority of their cash compensation and are sufficient to avoid unnecessary or excessive risk taking. Notwithstanding the cash bonus determinations under the MIP, the cash bonus can be reduced or withheld if the Committee determines that the CEO or CFO has exposed the Corporation to unnecessary or excessive risk taking. The Committee believes that the MIP does not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance the compensation of any employee.

•

The employment agreement with the President and CEO of the Mortgage Corporation provides for cash bonuses to be paid based on the profitability of the Mortgage Corporation. This employment agreement was entered into when the Mortgage Corporation was formed. As noted earlier, the President and CEO of the Mortgage Corporation was responsible for bringing all of the critical personnel and operations of the Mortgage Corporation to the Corporation, at no cost to the Corporation. As a result, his employment agreement includes a bonus provision for a percentage of future profits. Because of this highly leveraged component of the employment agreement, the Committee considered several mitigating factors when assessing risk. These factors included, but were not limited to, the following:

•	A portion of the bonus is withheld until all year-end adjustments to the Mortgage Corporation’s income have been made;

•	All significant estimates used in determining the income of the Mortgage Corporation are reviewed by the CEO and CFO of the Corporation;

•	The Mortgage Corporation is subject to a separate annual audit by the Corporation’s independent public accountant;

•	The Mortgage Corporation is subject to several audits conducted throughout the year by the Corporation’s internal auditor; and

•	The Mortgage Corporation is subject to annual audits from its purchasers of loans and regulatory agencies.

Based on the mitigating factors mentioned above, the Committee believes that the employment agreement with the President and CEO of the Mortgage Corporation does not encourage him to take unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance his compensation and that the mitigating factors are adequate to protect the Corporation.

•

The 2004 Incentive Stock Plan was approved by the Corporation’s shareholders and provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, or a combination thereof. The Committee believes that, to create value for our shareholders, it is important to utilize long-term equity incentives as a part of compensation to align the interests of management with shareholders. The awards include a long-term vesting schedule to further encourage positive long-range performance and to assist in the retention of management. In light of the long-term nature of these equity awards, the Compensation Committee believes that these equity awards do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance the compensation of any employee.

•

The change in control agreements with our SEOs provide for severance payments if a termination of employment occurs under certain circumstances. As discussed in the “Compensation Discussion and Analysis,” due to the Corporation’s participation in the Capital Purchase Program, our SEOs are unable to receive any severance payments or accelerated vesting if their employment is terminated for reasons other than death or disability during the TARP Period.

•

The Nonqualified Plan provides for both employee and employer deferrals. In light of the long-term nature of these deferrals, the Committee believes that these deferrals do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance the compensation of any employee.

•

Because the contributions to and benefit formulas under the various retirement plans in which the SEOs participate are formulaic based solely on service, compensation and employee contributions, and in light of the long-term nature of these plans, the Committee believes that these plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance the compensation of any employee.

In addition to those plans and arrangements identified above, the Committee identified several additional employee compensation arrangements that provide for variable cash compensation bonus, commission or incentive payments to employees other than the SEOs. Each arrangement is structured for a unique group of employees and the amount received differs dependent upon job responsibilities and plan objectives. Compensation to Mortgage Corporation employees represented the majority of the variable cash compensation paid in 2010. The substantial majority of this amount related to sales commissions paid to mortgage loan origination officers in lieu of a base salary. These loan officers are compensated based on loan origination volume, which is subject to approval by a separate credit underwriting approval process. Further, variable compensation arrangements include provisions for the recapture of compensation on returned loans. Other variable cash incentive programs for other employees throughout the Corporation were also identified. The Committee reviewed the structure and implementation of these arrangements and discussed the risks they pose to the Corporation and determined that the arrangements do not encourage unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance the compensation of any employee because the arrangements are subject to appropriate internal approvals and controls.

As discussed in the “Compensation Discussion and Analysis” and elsewhere above, due to the restrictions imposed on Capital Purchase Program participants, the SEOs and the next five most highly compensated employees are generally unable to receive any severance payments or accelerated vesting if their employment is terminated for reasons other than death or disability during the TARP Period, other than vested benefits under employee benefit plans. In addition, the employee plans now contain a clawback provision, which requires the SEOs and the next 20 most highly compensated employees to return to the Corporation any bonus payment if it is subsequently discovered that the bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance criteria. The clawback provision is effective for a period of two years after the payment date of the bonus.

The Compensation Committee certifies that:

•

It has reviewed with the senior risk officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation;

•	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

J.P. Causey Jr.

Barry R. Chernack

James H. Hudson III

Summary Compensation Table for 2010

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Larry G. Dillon Chairman/President/Chief Executive Officer	2010	$253,000	—	$60,630	—	$75,000	$83,287	$74,730	$546,647
	2009	$248,000	—	$12,870	—	$35,000	$81,719	$47,990	$425,579
	2008	$243,000	—	—	—	$22,000	$90,281	$46,410	$401,691

Thomas F. Cherry Executive Vice President/Chief Financial Officer/Secretary	2010	$205,000	—	$60,630		$75,000	$25,386	$51,053	$417,069
	2009	$200,000	—	$9,653	—	$35,000	$29,695	$35,613	$309,961
	2008	$180,000	—	—	—	$22,000	$21,704	$35,590	$259,294

Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage	2010	$195,000	—	$15,158	—	$218,437	—	$26,878	$455,473
	2009	$195,000	—	$9,653	—	$1,116,107	—	$27,325	$1,348,085
	2008	$195,000	—	—	—	$442,147	—	$25,932	$663,079

[1]

The amounts in this column reflect the grant date fair value for restricted stock granted during fiscal years ended December 31, 2010, 2009 and 2008, respectively, pursuant to the 2004 Incentive Stock Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on the date of grant. These amounts do not include the restricted stock granted in January 2011 for 2010 performance.

[2]

The amounts in this column reflect the annual cash awards earned by the CEO and CFO under the MIP, which is discussed in further detail on page 19 under the heading “Performance-Based Incentive Compensation.” For the CEO, the amount reported is the reduced amount he elected to receive, rather than the $185,576, $154,008 and $76,326 he could have received in 2010, 2009 and 2008, respectively, based on the Corporation’s performance with respect to the

MIP performance goals. For the CFO, the amount reported is the reduced amount he elected to receive, rather than the $116,953, $96,600 and $43,974 he could have received in 2010, 2009 and 2008. The amount earned by the President and CEO of the Mortgage Corporation was earned in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

[3]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Corporation determined using credits based on age and years of service and interest credits consistent with those used in the Corporation’s audited financial statements. Bryan McKernon is not a participant in the Retirement Plan. The Corporation does not provide above-market or preferential earnings on nonqualified compensation.

[4]	The amounts in this column for 2010 are detailed in the All Other Compensation Table for 2010 immediately below.

All Other Compensation Table for 2010

Name	Perquisites and Other Personal Benefits[1]	Tax Gross- Ups and Reimbursements	Dividends Paid on Stock Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Corporation Contributions to Defined Contribution Plans[2]	Corporation- paid Insurance Premiums[3]	Other
Larry G. Dillon	—	—	$7,250	—	—	$67,480	—	—
Thomas F. Cherry	$12,053	—	$6,500	—	—	$32,500	—	—
Bryan E. McKernon	$19,521	—	$4,813	—	—	—	$2,544	—

[1]

The aggregate value of perquisites did not exceed $10,000 for the CEO. The perquisites in 2010 for the CFO included the use of a Corporation-owned vehicle ($7,103) and club dues ($4,950). The perquisites in 2010 for the President and CEO of the Mortgage Corporation included the use of a Corporation-owned vehicle ($5,016), and payments for medical and dental insurance in excess of amounts paid for all salaried employees ($14,505). The incremental cost to the Corporation of the personal use of these Corporation-owned automobiles was determined by calculating the annual cost of each automobile to the Corporation (depreciation, insurance, fuel, maintenance, registration fees and inspection fees) and multiplying that amount by the percentage of the executive’s personal use during the year.

[2]

The amounts in this column include: (i) the Corporation’s accrued contributions for 2010 of $55,230 and $20,500 to the Nonqualified Plan for the CEO and CFO, respectively, and (ii) the Corporation’s accrued contributions for 2010 of $12,250 and $12,000 to the Bank’s Savings Plan for the CEO and CFO, respectively. There was no contribution to the 401(k) Plan for the President and CEO of the Mortgage Corporation for 2010.

[3]

The amount in this column represents life insurance premiums paid on behalf of the President and CEO of the Mortgage Corporation in excess of amounts paid on behalf of all salaried employees. No such payments were made on behalf of the CEO or the CFO.

The following table summarizes certain information with respect to restricted stock granted to the President and CEO of the Mortgage Corporation and the cash and restricted stock awards granted to the CEO and CFO during or for the year ended December 31, 2010 under the Corporation’s MIP, and reflects the amounts that could have been paid under each such award under the MIP.

Grants of Plan-Based Awards for 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)	Fair Value of Actual Awards Received[5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Larry G. Dillon
Cash		$56,925	$113,850	$227,700
Equity	3/15/2010				—	$113,850	$227,700	—	$113,850	$76,560
Thomas F. Cherry
Cash		$35,875	$71,750	$143,500
Equity	3/15/2010				—	$71,750	$143,500	—	$71,750	$76,560
Bryan E. McKernon[6]
Cash		—	—	—
Equity	1/18/2011				—	—	—	750	$17,400	$17,400

[1]

The amounts shown in the threshold column reflect the minimum cash incentive payment level under the MIP, which is 50% of the amount shown in the target column, and the amounts shown in the maximum column are 200% of the target amount. Target percentages for the CEO and CFO are 45% and 35% of 2010 base salary, respectively. If threshold goals are not met, no incentive award will be paid, unless the Compensation Committee determines to award annual incentive compensation in the exercise of its discretion under the MIP.

[2]

Target percentages for equity incentive compensation under the MIP for the CEO and CFO are 45% and 35% of 2010 base salary, respectively. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Compensation Committee exercises its discretion to reduce or increase the award. Once the Compensation Committee determines the award earned, the Compensation Committee grants to the executive a number of restricted shares equaling the dollar value of the award based on the closing price of the Corporation’s stock on the date the Committee makes this determination. The maximum awards possible are 200% of the target awards. If the target goal is not met, no equity incentive award will be paid, unless the Compensation Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP.

[3]

The stock awards in this column represent the number of shares of restricted stock the Compensation Committee, in its discretion, issued to the President and CEO of the Mortgage Corporation for 2010. The restricted stock is subject to a five-year vesting period and other restrictions pursuant to the TARP Standards.

[4]

The amounts in this column with respect to the CEO and CFO represent the grant date fair value of the equity incentive plan awards granted on March 15, 2010, determined in accordance with FASB ASC Topic 718, based on the probable outcome of the performance conditions under the awards. As discussed in the “Compensation Discussion and Analysis,” the target performance for equity grants was not met in 2010 and the target awards were not granted; however, the Committee exercised its discretion and awarded the equity incentive awards presented in the “Fair Value of Actual Awards Received” column of this table to the CEO and CFO. The amounts in this column with respect to the President and CEO of the Mortgage Corporation represent the grant date fair value of the restricted stock granted on January 18, 2011 for performance during 2010, determined in accordance with FASB ASC Topic 718. The closing price of the Corporation’s stock was $23.20 on January 18, 2011.

[5]

The amounts in this column represent the fair market value of the actual equity awards granted on January 18, 2011 for 2010 performance based on the closing stock price on the date of grant. The closing price of the Corporation’s stock was $23.20 on January 18, 2011. See note 4 immediately above for further discussion.

[6]

The annual non-equity incentive compensation for the President and CEO of the Mortgage Corporation is governed by the terms of his employment agreement as described on page 24 of the “Compensation Discussion and Analysis” and depends on the profitability of the Mortgage Corporation but has no minimum, target or maximum payouts.

The following table includes certain information with respect to all previously-awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2010.

Outstanding Equity Awards at Fiscal 2010 Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Larry G. Dillon	7,500	—	—	$37.99	12/20/2015	8,000	$178,480	—	—
	7,500	—	—	$39.29	12/21/2014	—	—	—	—
	6,000	—	—	$42.00	12/16/2013	—	—	—	—
	4,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,500	—	—	$19.05	12/18/2011	—	—	—	—
Thomas F. Cherry	6,000	—	—	$37.99	12/20/2015	7,250	$161,748	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	2,500	—	—	$19.05	12/18/2011	—	—	—	—
Bryan E. McKernon	6,000	—	—	$37.99	12/20/2015	5,000	$111,550	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,000	—	—	$19.05	12/18/2011	—	—	—	—

[1]

Beginning in 2006 the accounting treatment for stock options changed and, therefore, changes were made to the equity award program, including but not limited to, the accelerated vesting of all options outstanding in 2005.

[2]

The amounts in this column reflect the number of shares of restricted stock granted in 2007, 2009 and 2010 to each named executive officer pursuant to the 2004 Incentive Stock Plan. Shares vest in their entirety on the fifth anniversary of the grant date subject to certain restrictions under TARP Standards. There were no shares of restricted stock granted to named executive officers in 2008. The number of shares presented does not include the equity incentive plan award shares granted in January 2011 for 2010 performance.

[3]	The amounts in this column represent the fair market value of the restricted stock as of December 31, 2010. The closing price of the Corporation’s stock was $22.31 on that date.

The following table provides information regarding the value realized by our named executive officers who exercised an option award during 2010. None of our named executive officers held restricted stock that vested during 2010.

Option Exercises and Stock Vested for 2010

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Larry G. Dillon	3,500	$18,375	—	—

Thomas F. Cherry	2,500	$13,125	—	—

Bryan E. McKernon	2,500	$15,000	—	—

[1]

The value realized on exercise is the difference between exercise price of the option and the fair market value of the Corporation’s stock on the date of exercise, multiplied by the number of shares subject to the exercise.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis” on pages 21 and 22.

Pension Benefits for 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)

Larry G. Dillon[2]	Retirement Plan	33	$1,023,802	—

Thomas F. Cherry	Retirement Plan	14	$200,918	—

Bryan E. McKernon[3]	—	—	—	—

[1]

Assumptions used in the calculation of these amounts are included in Note 11 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2010 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 3, 2011. Effective December 31, 2008, the Retirement Plan was converted to a non-contributory cash balance plan, whereby benefits earned by participants under the Retirement Plan through December 31, 2008 were converted to an opening account balance for each participant. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2010 on the December 2009 average yield for 30-year Treasuries plus 150 basis points.

[2]	As noted earlier, Mr. Dillon is eligible for early retirement under the Retirement Plan.
[3]	Mr. McKernon is not a participant in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan described in more detail in the “Compensation Discussion and Analysis” on page 23.

Nonqualified Deferred Compensation for 2010

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY3 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[4,5] ($)

Larry G. Dillon	—	$30,793	$40,693	—	$460,062

Thomas F. Cherry	—	$20,000	$25,290	—	$211,479

Bryan E. McKernon	—	—	$267,840	—	$2,054,267

[1]

Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer awards earned under the MIP or base salary. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual non-equity incentive compensation and base salary. No employee deferrals were made in 2010.

[2]

Registrant contributions in 2010 represent amounts earned in 2009 but contributed in 2010 and, therefore, are not included in the Summary Compensation Table and the All Other Compensation Table for 2010 on pages 32 and 33, respectively.

[3]	The investment options available to an executive under the deferral program are identical to the investment options under the Bank’s Savings Plan.
[4]	The aggregate balance includes $202,817 for Mr. Cherry, which amount is not currently vested. These amounts only vest upon death, disability, retirement or a change in control.
[5]

Of the amounts disclosed in this column, $122,843, $78,281 and $94,914 were previously reported as compensation to Messrs. Dillon, Cherry and McKernon, respectively, in Summary Compensation Tables in prior year proxy statements beginning with the 2007 proxy.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The TARP Standards include a provision requiring that Capital Purchase Program participants, such as the Corporation, permit a separate shareholder vote at each annual meeting of shareholders held during the TARP Period to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. Under TARP Standards and the SEC’s rules implementing this requirement of the TARP Standards, the shareholder vote (i) is not binding on the Board of Directors of the Capital Purchase Program participant, (ii) may not be construed as overriding any decision by the participant’s Board of Directors, and (iii) does not create or imply any additional fiduciary duty by such Board.

Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Corporation’s executive compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure of named executive officer compensation and the related material.

The Corporation has in place comprehensive executive compensation plans. This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Corporation’s named executive officers, so that shareholders can evaluate the Corporation’s approach to compensating its executives. The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value. The Board of Directors believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY, NON-BINDING VOTE “FOR” THE COMPENSATION OF EXECUTIVES.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit Committee has appointed YHB as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2011. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2010. In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accountant for 2012.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Corporation is currently comprised of four directors, all of whom satisfy all of the following criteria: (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (iii) are not affiliated persons of the Corporation or any of its subsidiaries, (iv) have not participated in the preparation of the financial statements of the Corporation or any of its current subsidiaries at any time during the past three years, and (v) are competent to read and understand financial statements. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board has determined that the Chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act. Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.” The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant, (4) the Corporation’s compliance with legal and regulatory requirements, (5) the review, approval and ratification of all covered related party transactions and (6) the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies. The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements. The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2010, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;

•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2010 with management and YHB, the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;

•

Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. I. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•

Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate. In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman

J. P. Causey Jr.

C. Elis Olsson

William E. O’Connell Jr.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by YHB during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2010	2009
Audit fees (1)	$174,302	$166,680
Audit-related fees (2)	29,883	30,036
Tax fees (3)	28,388	25,775
All other fees	—	—

	$232,573	$222,491

(1)

Audit fees consist of audit and review services, attestation report on internal controls under SEC rules, consents and review of documents filed with the SEC. For 2010, includes amounts billed through December 31, 2010, and additional amounts estimated to be billed for the 2010 audit.

(2)	Audit-related fees consist of employee benefit plan audits, HUD audits and consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence. The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chairman) by both the independent registered public accountant and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee conducts an annual review of its pre-approval policy to evaluate the policy’s appropriateness and compliance with applicable law and exchange listing standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of greater than 10% of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock. Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2010, except as follows: Form 4s to report the grant of restricted stock to Messrs. Dillon, Cherry and McKernon on January 19, 2010 were each filed one day late on January 22, 2010.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	383,450	$35.02	231,375	(3)
Equity compensation plan not approved by shareholders(2)	7,167	$30.90	—

Total	390,617	$34.95	231,375

(1)

This plan category consists of (1) the 2004 Incentive Stock Plan, (2) the Amended and Restated C&F Financial Corporation 1994 Incentive Stock Plan, which expired on April 30, 2004, and (3) the Director Plan. The Corporation ceased granting awards to non-employee directors under the Director Plan upon amendment of the 2004 Incentive Stock Plan by shareholders in 2008.

(2)

This plan category consists solely of the Amended and Restated C&F Financial Corporation 1999 Regional Director Stock Compensation Plan (the “Regional Director Plan”). The Corporation ceased granting awards under the Regional Director Plan upon amendment of the 2004 Incentive Stock Plan in 2008. The Regional Director Plan made available up to 25,000 shares of common stock for awards to eligible members of the regional boards of the Bank, or any other regional board of the Corporation, the Bank, any other division of the Bank or any other affiliate of the Corporation approved for participation in the Regional Director Plan, in the form of stock options. The purpose of the Regional Director Plan was to promote a greater identity of interest between regional directors and the Corporation’s shareholders by increasing the ownership of the regional directors in the Corporation’s equity securities through the receipt of awards in the form of options. All regional directors who were not employees or directors of the Corporation, the Bank or any other affiliate of the Corporation were eligible for awards under the Regional Director Plan. This plan was administered by the Corporation’s Compensation Committee, which acted as a Stock Option Committee.

(3)	Consists only of securities remaining available for future issuance under the 2004 Incentive Stock Plan.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One, Proposal Two and Proposal Three referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Corporation’s 2012 Annual Meeting (other than shareholder nominations, discussed on pages 9 and 10), notice of the proposal must be received in writing by the Corporation’s Secretary by January 30, 2012. If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2012 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 16, 2011.

In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 30, 2012, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

West Point, Virginia

March 15, 2011

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2010, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s web site at http://www.cffc.com.

ANNUAL MEETING OF SHAREHOLDERS OF

C&F FINANCIAL CORPORATION

April 19, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card and 2010 Annual Report to Shareholders are available at www.cffc.com/2011 proxy.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

PLEASE SIGN. DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1. To elect two Class III directors as instructed below.		2. To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O J. P. Causey Jr. O Barry R. Chemack	3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation's independent registered public accountant for the fiscal year ending December 31, 2011.	☐	☐	☐
4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●
Meeting Attendance I plan to attend the annual meeting on Tuesday, April 19, 2011 at the location printed on the back of this proxy card. Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

C&F FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of the close of business on March 1, 2011, at the Annual Meeting of Shareholders to be held Tuesday, April 19, 2011 at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, or any adjournments thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the opposite side of this proxy card. If no direction is made, this proxy will be voted FOR all director nominees in Proposal 1, FOR Proposals 2 and 3, and on any other matters, to the extent entitled, in the best judgment of the proxy agents.

(Continued and to be signed on Reverse Side)